Exhibit 99.1

iBio Reports Preclinical Body Composition Data from Obese Non-Human Primates Treated with IBIO-610, a Potential First-in-Class Treatment for Fat-Selective Weight Loss

Study demonstrated reduction of 6.7% visceral fat and 5.2% total fat mass in obese non-human primates (NHPs) despite high-calorie diet

SAN DIEGO, Mar. 9, 2026 (GLOBE NEWSWIRE) -- iBio, Inc. (NASDAQ: IBIO), an AI-driven innovator developing therapies for cardiometabolic, obesity and cardiopulmonary diseases, today announced new preclinical data from its obese non-human primate (NHP) study evaluating IBIO-610, potentially a first-in-class Activin E antibody candidate.

The preclinical body composition data demonstrates IBIO-610 reduced fat mass in obese NHPs compared to vehicle-treated obese NHPs, in a small, not statistically powered study. Following two once-every-eight-week dosing, IBIO-610 reduced visceral fat by 6.7% and total fat mass by 5.2%, with only a slight up-tick in lean mass following treatment. This fat-selective profile in our NHP study is consistent with the effects we previously observed in rodents and with body composition outcomes reported by other companies in human clinical trials targeting the Activin E pathway. These data support continued evaluation of IBIO-610’s potential as a differentiated therapy in obesity, cardiometabolic and cardiopulmonary diseases.

“These data reinforce IBIO-610’s potential to deliver fat-selective improvements in body composition while maintaining lean mass,” said Martin Brenner, DVM, Ph.D., Chief Executive Officer and Chief Scientific Officer of iBio. “When added to the previously demonstrated extended half-life, these results further confirm the potential of IBIO-610 as a first-in-class therapy, and the capability of our AI-enabled discovery platform to address complex targets obesity, cardiometabolic and cardiopulmonary diseases, and may significantly improve the lives of patients.”

Previously reported data from the study demonstrated IBIO-610’s extended 33.2-day half-life in obese NHPs and a projected human half-life of up to 100 days, supporting the potential for convenient, twice-yearly dosing. The complete dataset, which will include analysis of additional biomarkers, will be presented by iBio at scientific conferences throughout 2026.

“These findings are consistent with body composition effects reported for therapies targeting the Activin E pathway, including human siRNA approaches,” said Cory Schwartz, Ph.D., Director of Research and Early Development at iBio. “We believe IBIO-610’s fat-selective biology supports its potential to drive targeted fat loss while maintaining lean mass. Our team is continuing its thorough analyses of the dataset spanning metabolic, biomarker, and mechanistic endpoints, and we look forward to presenting additional insights.”

About iBio, Inc.

iBio (Nasdaq: IBIO) is a cutting-edge biotech company leveraging AI and advanced computational biology to develop next-generation biopharmaceuticals for cardiometabolic, obesity and cardiopulmonary diseases  and other hard-to-treat diseases. By combining proprietary 3D modeling with innovative drug discovery platforms, iBio is creating a pipeline of breakthrough antibody treatments to address significant unmet medical needs. iBio’s mission is to transform drug discovery, accelerate development timelines, and unlock new possibilities in precision medicine. For more information, visit www.ibioinc.com or follow us on LinkedIn.

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding the therapeutic potential of Activin E as a target for cardiometabolic disorders and obesity; the capability of iBio’s AI-enabled discovery platform to address complex targets in cardiometabolic, obesity and cardiopulmonary diseases and significantly improve the lives of patients; the presentation by iBio of the complete dataset, which will include analysis of additional biomarkers, at scientific conferences throughout 2026; the potential of IBIO-610’s fat-selective biology to drive targeted fat loss while maintaining lean mass; iBio’s ability to develop next-generation biopharmaceuticals for cardiometabolic, obesity and cardiopulmonary diseases and other hard-to-treat diseases; iBio’s ability to create a pipeline of breakthrough antibody treatments to address significant unmet medical needs; and iBio’s ability to transform drug discovery, accelerate development timelines, and unlock new possibilities in precision medicine. While iBio believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability of Activin E to be a successful target for cardiometabolic disorders and obesity and iBio’s antibody to  induce fat-selective weight loss and offer protection against obesity and cardiometabolic disease; iBio’s ability to develop next-generation biopharmaceuticals for cardiometabolic, obesity and cardiopulmonary diseases and other hard-to-treat diseases; iBio’s ability to create a pipeline of breakthrough antibody treatments to address significant unmet medical needs; and iBio’s ability to transform drug discovery, accelerate development timelines, and unlock new possibilities in precision medicine; iBio’s ability to obtain regulatory approvals for commercialization of its product candidates, or to comply with ongoing regulatory requirements; regulatory limitations relating to iBio’s ability to promote or commercialize its product candidates for specific indications; acceptance of iBio’s product candidates in the marketplace and the successful development, marketing or sale of products; and whether iBio will incur unforeseen expenses or liabilities or other market factors; and the other factors discussed in iBio’s filings with the Securities and Exchange Commission (the “SEC”) including its Annual Report on Form 10-K for the year ended June 30, 2025 and its subsequent filings with the SEC on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and iBio undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Corporate Contact:
iBio, Inc.
Investor Relations
ir@ibioinc.com

Media Contacts:
Ignacio Guerrero-Ros, Ph.D., or David Schull
Russo Partners, LLC
Ignacio.guerrero-ros@russopartnersllc.com
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(858) 717-2310 or (646) 942-5604